February 25, 1998

Report to Shareholders:

        Nicholas Limited Edition returned 33.02% including distributions, during 1997. This compares with 22.36% for the Russell 2000, a small company index, and 21.36% for the Morningstar's small company fund objective. This outperformance can be attributable to our philosophy of owning quality companies with sound fundamental financial characteristics and good management. Long-term results and comparison can be seen in the table below:

                                                                    Average Annual Total Return*
                                                                    ----------------------------
                                                              1 Year     3 Years     5 Years     10 Years
                                                              ------     -------     -------     --------
Nicholas Limited Edition, Inc.
 (Distributions Reinvested)................................. +33.02%     +28.25%     +17.39%      +18.53%
Morningstar Small Company Mutual Fund Objective
 (Distributions Reinvested) ................................ +21.36%     +22.83%     +16.16%      +16.40%
Russell 2000 (Dividends Reinvested) ........................ +22.36%     +22.33%     +16.41%      +15.76%
Standard & Poor's 500 (Dividends Reinvested) ............... +33.35%     +31.13%     +20.25%      +18.04%
Ending Value of $10,000 invested in Nicholas Limited
 Edition (Distributions Reinvested) ........................ $13,302     $21,092     $22,296      $54,738


        By holding, for the long-term, companies with superior financial characteristics (growth, return on equity, capital structure and margins) to those companies in the indexes and paying lower valuations, the long-term results can and should be superior on a relative basis to those shown above.

        Nicholas Limited's performance during 1997 was due to individual stock selection in areas such as healthcare, financial, business services and specialty retail. Also, the low level of technology, manufacturing and small speculative type companies limited the funds downside during 1997's slide in these areas. Currently Nicholas Limited Edition includes approximately 60 securities diversified in industries such as health care products and services, business services, financials, industrial products and services, and media and entertainment.

        Looking to the future, we remain cautious as valuation levels remain high. The lugubrious situation in Asia has caused a slowing of growth in some large multi-national companies. This may have an affect on valuations going forward. Our focus on small domestic companies should help insulate the fund from Asian concerns. Long-term we feel confident in the portfolio's ability to continue good relative performance. I do want to remind shareholders that the returns generated over the past 3 and 5 years have been unusually large and that these types of returns are likely unsustainable in the future. This is not to say that returns will be lower than normal, just that caution should prevail. Also remember, as can be seen in the table above small company indexes and funds have been significantly under-performing large company indexes. This in the future may bode well for small company funds such as Nicholas Limited Edition. All our staff here at the Nicholas Company appreciate your continued support.

                               Sincerely,


                          /S/  David O. Nicholas
                               -----------------
                               David O. Nicholas
                               Portfolio Manager

*Total returns are historical and include change in share price and reinvestment of dividend and capital gain distributions. Past performance is no guarantee of future results. Principal value and return will fluctuate so an investment, when redeemed, may be worth more or less than original cost.


FINANCIAL HIGHLIGHTS
(For a share outstanding throughout each year)
---------------------------------------------------------------------

                                                                        Year ended December 31,
                                            ---------------------------------------------------------------------------------
                                             1997    1996    1995     1994     1993     1992     1991     1990    1989     1988
                                             ----    ----     ----     ----     ----     ----    ----     ----    ----     ----
NET ASSET VALUE, BEGINNING OF YEAR.......   $20.74  $19.22  $17.09   $18.68   $18.77   $16.86   $12.03   $12.49  $11.29  $ 9.15
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income..................      .00**   .01     .08      .10      .09      .08      .12      .12     .15     .10
  Net gains or (losses) on securities
     (realized and unrealized)...........     6.82    4.14    5.07     (.68)    1.59     2.74     5.07     (.34)   1.82    2.39
                                             -----   -----   -----    -----    -----    -----    -----     -----   -----   ----
     Total from investment operations....     6.82    4.15    5.15     (.58)    1.68     2.82     5.19     (.22)   1.97    2.49
                                             -----   -----   -----    -----    -----    -----    -----     -----   -----   ----


  LESS DISTRIBUTIONS:
  Dividends (from net investment income).    (.00)**  (.01)    (.08)    (.10)    (.09)    (.08)    (.12)   (.12)  (.15)    (.10)
  Distributions (from capital gains).....    (2.49)  (2.62)   (2.94)    (.91)   (1.57)    (.83)    (.24)   (.12)  (.62)    (.25)
  Distributions (in excess of book
     realized gains).....................       --      --      --       --     (.11)***   --       --       --      --      --
                                             -----   -----   -----    -----    -----    -----    -----     -----   -----   ----

     Total distributions.................    (2.49)  (2.63)  (3.02)   (1.01)   (1.77)    (.91)    (.36)    (.24)   (.77)   (.35)
                                             -----    -----   -----    -----    -----    -----    -----     -----   -----   ----

NET ASSET VALUE, END OF YEAR.............   $25.07  $20.74  $19.22   $17.09   $18.68   $18.77   $16.86   $12.03  $12.49  $11.29
                                             -----   -----   -----    -----    -----    -----    -----     -----   -----   ----
                                             -----   -----   -----    -----    -----    -----    -----     -----   -----   ----

TOTAL RETURN.............................    33.02%  21.81%  30.18%   (3.04%)   9.03%   16.78%   43.22%   (1.73%) 17.36%  27.26%


RATIOS/SUPPLEMENTAL DATA:
Net assets, end of year (millions).......   $328.0 $232.8   $169.6   $142.6   $180.8   $190.2    $175.3     $70.9   $57.3   $33.0
Ratio of expenses to average net assets..     .86%   .86%     .90%     .90%     .88%     .92%      .94%     1.07%   1.12%   1.32%
Ratio of net investment income
  to average net assets..................     .01%   .06%     .38%     .52%     .42%     .45%     1.05%     1.10%   1.37%   1.03%
Portfolio turnover rate..................   37.05% 32.31%   35.77%   16.29%   24.35%   24.44%    12.62%    15.15%  30.65%  30.69%
Average commission rate paid by the
  Fund on portfolio investment
  transactions *.........................   $0.0469$0.0478  $0.0450    --       --       --       --        --       --      --

  * Disclosure of this rate is required by the Securities and Exchange
    Commission on a prospective basis beginning with the Fund's 1996 fiscal year end. The Fund has chosen to disclose this rate beginning in fiscal 1995.

 ** The amount rounds to $0.00, actual amount $0.0029.

*** Excess distributions of book realized gains is the result of different accounting treatment for book and tax purposes and should not be treated as a return of capital for income tax reporting. The Fund is required to distribute at least 98 percent of realized gains through October 31 to avoid paying a federal excise tax. The excess distribution in 1993 generally represents losses on the sale of portfolio securities in the months of November and December. The losses were used to offset future gains.

                    The accompanying notes to financial
             statements are an integral part of these statements.



TOP TEN PORTFOLIO HOLDINGS
December 31, 1997 (unaudited)
---------------------------------------------------------------------
                                                  Pecentage of
Name                                               Net Assets
----------------------                            ------------
Heartland Express, Inc. .......................       4.26%
International Speedway Corporation - Class B...       3.88%
Harborside Healthcare Corporation .............       2.72%
Assisted Living Concepts, Incorporated.........       2.43%
DENTSPLY International, Inc. ..................       2.42%
ARM Financial Group, Inc. - Class A ...........       2.41%
Patterson Dental Company ......................       2.38%
Res-Care, Inc. ................................       2.37%
Poe & Brown, Inc. .............................       2.36%
Sofamor/Danek Group, Inc.......................       2.28%
                                                     ------
Total of top ten portfolio holdings                  27.51%



SCHEDULE OF INVESTMENTS
December 31, 1997
----------------------------------------------------------------------

 Shares or                                                    Quoted
 Principal                                                    Market
  Amount                                                       Value
-----------                                                -------------
                                                            (Note 1(a))
COMMON STOCKS - 89.07%


             BANKS AND FINANCE - 7.42%
    174,901  Litchfield Financial Corporation                 3,388,707
     97,500  Marshall & Ilsley Corporation                    6,057,188
    162,800  National City Bancorporation *                   4,802,600
     93,500  Pinnacle Financial Services, Inc.                4,616,562
     91,248  State Financial Services Corporation - Class A   2,452,290
    432,800  Surety Capital Corporation * +                   3,029,600
                                                            -----------
                                                             24,346,947
                                                            -----------
             BUSINESS SERVICES - 12.07%
    213,750  Analysts International Corporation               7,374,375
    200,000  Checkfree Holdings Corporation *                 5,400,000
    176,250  DBT Online, Inc. *                               4,395,234
    150,000  Envoy Corporation *                              4,368,750
     97,150  G&K Services, Inc. - Class A                     4,080,300
    242,222  Interim Services, Inc. *                         6,267,494
    177,000  TESSCO Technologies, Incorporated *              3,451,500
    195,000  Viking Office Products, Inc. *                   4,253,438
                                                            -----------
                                                             39,591,091
                                                            -----------
             CONSUMER PRODUCTS AND SERVICES - 2.60%
     23,875  Central Parking Corporation                      1,081,836
    210,000  Extended Stay America, Inc. *                    2,611,875
    266,000  ThermoQuest Corporation *                        4,821,250
                                                            -----------
                                                              8,514,961
                                                            -----------
             HEALTH CARE PRODUCTS - 11.72%
    213,400  Ballard Medical Products                         5,174,950
    260,000  DENTSPLY International Inc.                      7,930,000
     96,000  Elan Corporation, plc *                          4,914,000
     85,000  Forest Laboratories, Inc. *                      4,191,563
    258,500  Respironics, Inc. *                              5,783,938
    115,000  Sofamor/Danek Group, Inc. *                      7,482,187
    110,650  Thermo Cardiosystems Inc. *                      2,959,887
                                                            -----------
                                                             38,436,525
                                                            -----------
             HEALTH CARE SERVICES - 19.14%
    177,500  American HomePatient, Inc. *                     4,171,250
    365,000  American Oncology Resources, Inc. *              5,840,000
    404,000  Assisted Living Concepts, Incorporated *         7,979,000
    120,000  Concentra Managed Care, Inc. *                   4,050,000
    236,000  Emeritus Corporation *                           3,009,000
    452,200  Harborside Healthcare Corporation * +            8,930,950
     75,000  MedPartners, Inc. *                              1,678,125
    283,500  National Surgery Centers, Inc. *                 7,441,875
    172,500  Patterson Dental Company *                       7,805,625
    127,500  Renal Care Group, Inc. *                         4,080,000
    268,500  Res-Care, Inc. *                                 7,786,500
                                                            -----------
                                                             62,772,325
                                                            -----------
             INDUSTRIAL PRODUCTS AND SERVICES - 7.86%
    242,692  Anicom, Inc. *                                   3,852,736
    105,000  Fastenal Company                                 4,016,250
     60,000  Republic Industries, Inc. *                      1,398,750
    190,000  Superior Services, Inc. *                        5,486,250
    367,000  Thermo Optek Corporation *                       5,642,625
    343,580  Thermo Vision Corporation *                      2,791,587
    261,400  ThermoSpectra Corporation *                      2,614,000
                                                            -----------
                                                             25,802,198
                                                            -----------
             INSURANCE - 7.13%
    300,000  ARM Financial Group, Inc. - Class A              7,912,500
    167,645  Capitol Transamerica Corporation                 3,572,934
    173,200  Poe & Brown, Inc.                                7,729,050
     70,000  Protective Life Corporation                      4,182,500
                                                            -----------
                                                             23,396,984
                                                            -----------
             MEDIA, COMMUNICATIONS AND
            ENTERTAINMENT - 7.21%
    290,900  Asia Satellite Telecommunications
              Holdings Limited                                4,890,756
    251,000  Grand Prix Association of Long Beach, Inc. * +   3,639,500
    539,310  International Speedway Corporation - Class B    12,741,199
     95,000  Penske Motorsports, Inc. *                       2,363,125
                                                            -----------
                                                             23,634,580
                                                            -----------
             REAL ESTATE - 3.04%
    112,000  CCA Prison Realty Trust                          4,998,000
    119,000  National Health Investors, Inc.                  4,983,125
                                                            -----------
                                                              9,981,125
                                                            -----------
             RETAIL TRADE - 3.48%
     83,000  Kohl's Corporation *                             5,654,375
    220,000  O'Reilly Automotive, Inc. *                      5,775,000
                                                            -----------
                                                             11,429,375
                                                            -----------
             TRANSPORTATION - 7.40%
    165,000  C.H. Robinson Worldwide, Inc.                    3,691,875
    520,188  Heartland Express, Inc. *                       13,980,053
    237,500  Knight Transportation, Inc. *                    6,590,625
                                                            -----------
                                                             24,262,553
                                                            -----------


                TOTAL COMMON STOCKS
                 (cost $172,704,334)                        292,168,664
                                                            -----------


CONVERTIBLE BONDS - 4.07%
$1,560,000 National Healthcare, L.P.
            6.00%, due 7/1/00                                 5,742,750
 5,100,000 Richey Electronics, Inc.
            7.00%, due 3/1/06                                 5,023,500
 1,000,000 Thermo Optek Corporation
            5.00%, due 10/15/00                               1,135,000
 1,500,000 ThermoTrex Corporation
            3.25%, due 11/1/07                                1,445,625
                                                            -----------

                 TOTAL CONVERTIBLE BONDS
                (cost $11,047,950)                           13,346,875
                                                             ----------

SHORT-TERM INVESTMENTS - 7.40%
           Commercial Paper - 6.43%
 6,000,000 Hertz Corporation
            6.75%, due January 2, 1998                        6,000,000
 2,600,000 Boston Scientific Corporation
            6.70%, due January 6, 1998                        2,598,064
 2,500,000 Conagra, Incorporated
            6.44%, due January 6, 1998                        2,498,211
 1,000,000 Manpower, Inc.
            6.20%, due January 8, 1998                          998,967
 4,000,000 Nabisco, Incorporated
            6.75%, due January 8, 1998                        3,995,500
 2,500,000 Banta Corporation
            6.20%, due January 12, 1998                       2,495,694
 2,500,000 Harnischfeger Industries, Inc.
            6.35%, due January 22, 1998                       2,491,181
                                                             ----------
                                                             21,077,617
                                                             ----------
           VARIABLE RATE DEMAND NOTES - 0.97%
   160,957 Pitney Bowes Credit Corporation
            5.33%, due January 2, 1998                          160,957
 3,034,336 Warner-Lambert Company
            5.49%, due January 2, 1998                        3,034,336
                                                             ----------
                                                              3,195,293
                                                             ----------

             TOTAL SHORT-TERM INVESTMENTS
             (cost $24,240,296)                              24,272,910
                                                             ----------
             TOTAL INVESTMENTS
             (cost $207,992,580)                            329,788,449
                                                            -----------
           LIABILITIES, NET OF
             CASH AND RECEIVABLES - (0.54%)                  (1,766,183)
                                                            -----------

             TOTAL NET ASSETS
              (Basis of percentages
                disclosed above)                           $328,022,266
                                                           ------------
                                                           ------------




* Nondividend paying security.
+ This company is affiliated with the Fund as defined in Section 2(a)(3) of the Investment Company Act of
  1940, in that the Fund holds 5% or more of its outstanding voting securities. (Note 5)



                              The accompanying notes to financial
                        statements are an integral part of this schedule.

STATEMENT OF ASSETS AND LIABILITIES
December 31, 1997
----------------------------------------------------------------------

ASSETS:
       Investments in securities at market value(Note 1 (a)) -
         Nonaffiliated issuers (cost $198,650,633) - see accompanying schedule of investments.....  $314,188,399
         Affiliated issuers (cost $9,341,947) - see accompanying schedule of investments (Note 5).    15,600,050

       Receivables --
             Investment securities sold...........................................................       359,588
             Dividends and interest...............................................................       369,206
                                                                                                    ------------
                   Total receivables..............................................................       728,794
                                                                                                    ------------
                   Total assets...................................................................   330,517,243
                                                                                                    ------------
LIABILITIES:
       Payables --
             Investment securities purchased......................................................       367,270
             Management fee (Note 2)..............................................................       210,648
             Dividends payable....................................................................     1,850,377
             Other payables and accrued expenses..................................................        66,682
                                                                                                    ------------
                   Total liabilities..............................................................     2,494,977
                                                                                                    ------------
                   Total net assets...............................................................  $328,022,266
                                                                                                    ------------
                                                                                                    ------------


NET ASSETS CONSIST OF:
       Fund shares issued and outstanding.........................................................  $206,259,011
       Net unrealized appreciation on investments (Note 3)........................................   121,763,255
                                                                                                    ------------
                                                                                                    $328,022,266
                                                                                                    ------------
                                                                                                    ------------


NET ASSET VALUE PER SHARE ($.01 par value, 20,000,000 shares authorized),
  offering price and redemption price ($328,022,266/ 13,083,412 shares outstanding).............          $25.07
                                                                                                          ------
                                                                                                          ------


             The accompanying notes to financial statements
                are an integral part of this statement.

STATEMENT OF OPERATIONS
For the year ended December 31, 1997
----------------------------------------------------------------------

INCOME:
       Dividends ...................................................................................   $1,159,587
       Interest......................................................................................   1,200,671
                                                                                                      -----------
                                                                                                        2,360,258
                                                                                                      -----------

EXPENSES:
       Management fee (Note 2)......................................................................    2,039,866
       Transfer agent fees..........................................................................      124,525
       Registration fees............................................................................       58,250
       Legal fees...................................................................................       33,886
       Audit and tax consulting fees................................................................       19,375
       Postage......................................................................................       15,230
       Custodian fees...............................................................................       14,633
       Printing.....................................................................................        7,768
       Insurance....................................................................................        6,374
       Telephone....................................................................................        3,811
       Directors' fees..............................................................................        1,200
       Other operating expenses....................................................................           848
                                                                                                      -----------
                                                                                                        2,325,766
                                                                                                      -----------
             Net investment income..................................................................       34,492
                                                                                                      -----------

NET REALIZED GAINS ON INVESTMENTS (Note 1 (b))......................................................   29,741,180
                                                                                                      -----------

NET INCREASE IN UNREALIZED APPRECIATION ON INVESTMENTS .............................................   47,262,890
                                                                                                      -----------

             Net gain on investments...............................................................    77,004,070
                                                                                                      -----------

             Net increase in net assets resulting from operations...................................  $77,038,562
                                                                                                      -----------
                                                                                                      -----------


             The accompanying notes to financial statements
                 are an integral part of this statement.

STATEMENTS OF CHANGES IN NET ASSETS
For the years ended December 31, 1997 and 1996
----------------------------------------------------------------------

                                                                                      1997           1996
                                                                                     ------         ------
OPERATIONS:
     Net investment income......................................................  $    34,492   $    124,492
     Net realized gains on investments (Note 1 (b)).............................   29,741,180     26,204,908
     Net increase in unrealized appreciation on investments.....................   47,262,890     11,558,045
                                                                                  ------------   -----------
     Net increase in net assets resulting from operations.......................   77,038,562     37,887,445
                                                                                  ------------   -----------

DISTRIBUTIONS TO SHAREHOLDERS:
     Distributions from net investment income ($ 0.0029 and $0.0124 per share,
       respectively)............................................................       (34,492)    (124,492)
     Distributions from net realized gains on investments ($2.4886 and $2.6151
       per share, respectively).................................................   (29,741,180) (26,204,908)
                                                                                  ------------    ----------
          Total distributions...................................................   (29,775,672) (26,329,400)
                                                                                  ------------    ----------

CAPITAL SHARE TRANSACTIONS:
     Proceeds from shares issued (2,829,418 and 2,847,668 shares, respectively)...  70,335,372    63,721,201
     Net asset value of shares issued in distributions to shareholders
       (1,126,020 and 1,198,162 shares, respectively)...........................    27,925,295    24,442,501

     Cost of shares redeemed (2,094,015 and 1,645,480 shares, respectively).....   (50,255,447) (36,536,271)
                                                                                  ------------    ----------
         Increase in net assets derived from capital
            share transactions..................................................    48,005,220    51,627,431
                                                                                  ------------    ----------
         Total increase in net assets...........................................    95,268,110    63,185,476
                                                                                  ------------    ----------
NET ASSETS, at the beginning of the year........................................   232,754,156   169,568,680
                                                                                  ------------   -----------
NET ASSETS, at the end of the year..............................................  $328,022,266  $232,754,156
                                                                                  ------------  ------------
                                                                                  ------------  ------------

     The accompanying notes to financial statements are an integral part of these statements.

HISTORICAL RECORD (unaudited)
----------------------------------------------------------------------

                                                          Net Investment                      Dollar      Growth of
                                               Net            Income      Capital Gain       Weighted     An Initial
                                            Asset Value   Distributions   Distributions   Price/Earnings   $10,000
                                             Per Share      Per Share       Per Share        Ratio**     Investment***
                                            -----------   -------------   -------------   -------------- -------------
May 18, 1987 *.............................    $10.00     $    --         $    --             --           $10,000
December 31, 1987 .........................      9.15       .0900              --           13.9 times       9,242
December 31, 1988..........................     11.29       .0969           .2527           14.1            11,762
December 31, 1989..........................     12.49       .1453           .6151           16.3            13,804
December 31, 1990..........................     12.03       .1207           .1213           14.2            13,566
December 31, 1991..........................     16.86       .1228           .2407           21.9            19,429
December 31, 1992..........................     18.77       .0815           .8275           18.8            22,690
December 31, 1993..........................     18.68       .0867          1.6782           20.4            24,738
December 31, 1994..........................     17.09       .1031           .9065           18.3            23,985
December 31, 1995..........................     19.22       .0761          2.9353           25.2            31,223
December 31, 1996..........................     20.74       .0124          2.6151           30.7            38,031
December 31, 1997..........................     25.07       .0029 (a)      2.4886 (a)       33.0            50,590

    *Date of Initial Public Offering.
   **Based on latest 12 months accomplished earnings.
  ***Assuming reinvestment of all distributions.

(a) Paid December 31, 1997 to shareholders of record December 29, 1997.

  Range in quarter end price/earnings ratios
      High 35.5          Low 13.3
  September 30, 1997  June 30, 1988


NOTES TO FINANCIAL STATEMENTS
December 31, 1997
----------------------------------------------------------------------

(1) Summary of Significant Accounting Policies --

    Nicholas Limited Edition, Inc. (the "Fund") is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended. The primary objective of the Fund is long-term growth. Current income is a small factor in considering the selection of investments. The following is a summary of the significant accounting policies of the Fund.

     (a) Each equity security is valued at the last sale price reported by the principal security exchange on which the issue is traded, or if no sale is reported, the last bid price. Most debt securities, excluding short-term investments, are valued at current evaluated bid price. Variable rate demand notes are valued at cost which approximates market value. U.S. Treasury Bills and commercial paper are stated at market value with the resultant difference between market value and original purchase price being recorded as interest income. Investment transactions are recorded no later than the first business day after the trade date. Cost amounts, as reported on the schedule of investments and the statement of assets and liabilities, are the same for Federal income tax purposes.

     (b) Net realized gains and losses on common stocks were computed on the basis of specific certificates.

     (c) Provision has not been made for Federal income taxes or excise taxes since the Fund has elected to be taxed as a "regulated investment company" and intends to distribute substantially all taxable income to its shareholders and otherwise comply with the provisions of the Internal Revenue Code applicable to regulated investment companies.

     (d) Dividend income and distributions to shareholders are recorded on the ex-dividend date. Non-cash dividends, if any, are recorded at fair market value on date of distribution.

     (e) The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

(2) Investment Adviser and Management Agreement --
    The Fund has an agreement with Nicholas Company, Inc. (with whom certain officers and directors of the Fund are affiliated) to serve as investment adviser and manager. Under the terms of the agreement, a monthly fee is paid to the investment adviser based on 1/16th of 1% (.75 of 1% on an annual basis) of the average net asset value. Also, the investment adviser may be reimbursed for clerical and administrative services rendered by its personnel. The advisory agreement is subject to an annual review by the Directors of the Fund.

(3) Net Unrealized Appreciation --
    Aggregate gross unrealized appreciation (depreciation) as of December 31, 1997, based on investment cost for Federal tax purposes is as follows:

          Aggregate gross unrealized
           appreciation on investments ...............$127,349,505
          Aggregate gross unrealized
           depreciation on investments ................ (5,586,250)
                                                        ----------
              Net unrealized appreciation ............$121,763,255
                                                       -----------
                                                       -----------

(4) Investment Transactions --
    For the year ended December 31, 1997, the cost of purchases and the proceeds from sales of investments, other than short-term obligations, aggregated $98,563,927 and $95,921,681, respectively.

(5) Transactions with Affiliates --
        Following is an analysis of transactions with "affiliated companies" for the year ended December 31, 1997, as defined by the Investment Company Act of 1940:

                                                                                                       Amount of
                                                                                                        Capital
                                                                                          Amount of       Gain
                                                                                          Dividends    Realized
                                                         Share Activity                   Credited     on Sale
                                            ------------------------------------------    to Income    of Shares
                                             Balance                          Balance     in Fiscal    in Fiscal
               Security Name                12/31/96   Purchases     Sales    12/31/97      1997         1997
               -------------                --------   ---------     -----    --------    ---------    ---------
    Surety Capital Corporation...........   432,800       ---         ---     432,800        ---          ---
    Grand Prix Association of Long
      Beach, Inc.........................   246,000       5,000       ---     251,000        ---          ---
    Harborside Healthcare Corporation....   391,100      61,100       ---     452,200        ---          ---

REPORT OF INDEPENDANT PUBLIC ACCOUNTANTS
----------------------------------------------------------------------

To the Shareholders and Board of Directors of Nicholas Limited Edition, Inc.:

     We have audited the accompanying statement of assets and liabilities of NICHOLAS LIMITED EDITION, INC. (a Maryland corporation), including the schedule of investments, as of December 31, 1997, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997, by correspondence with the custodian and brokers. As to securities purchased but not received, we requested confirmation from brokers and, when replies were not received, we carried out other alternative auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nicholas Limited Edition, Inc. as of December 31, 1997, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for the periods presented, in conformity with generally accepted accounting principles.

                                           ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
January 22, 1998.

NICHOLAS FAMILY OF FUNDS
Services Offered
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* IRAs
        *Traditional    *Educational
        *Roth           *SEP

*Self-employed Master Retirement Plan
        *Money Purchase *Profit Sharing

*Automatic Investment Plan

*Direct Deposite of Distributions

*Systematic Withdrawl Plan

*Monthly Automatic Exchange between Funds

*Telephone Redemption (Regular accounts only)

*Telephone Exchange

*24-hour Automated Account Information (800-544-6547)

Please call a shareholder representative for further information on the above services or with any other questions you may have regarding the Nicholas Family of Funds.

                         800-227-5987


                         OFFICERS AND DIRECTORS

                           ALBERT O. NICHOLAS
                         President and Director

                           THOMAS J. SAEGER
            Executive Vice President, Secretary and Director

                           MELVIN L. SCHULTZ
                               Director

                           DAVID L. JOHNSON
                       Executive Vice President

                           LYNN S. NICHOLAS
                         Senior Vice President

                           DAVID O. NICHOLAS
                         Senior Vice President

                            JEFFREY T. MAY
                         Senior Vice President

                           CANDACE l. LESAK
                            Vice President

                            MARK J. GIESE
                       Assistant Vice President

                          TRACY C. EBERLEIN
                       Assistant Vice President

                           MARY C. GOSEWEHR
                              Treasurer

                         INVESTMENT ADVISOR

                        NICHOLAS COMPANY, INC.
                     414-272-6133 or 800-227-5987

                     CUSTODIAN AND TRANSFER AGENT

                        FIRSTAR TRUST COMPANY
                     414-276-0535 or 800-544-6547

                    INDEPENDANT PUBLIC ACCOUNTANTS

                       ARTHUR ANDERSEN LLP
                          Milwaukee, WI

                              COUNSEL

                     MICHAEL, BEST & FRIEDRICH
                          Milwaukee, WI


 This report is submitted for the information of shareholders of the Fund. It is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus.

NICHOLAS LIMITED EDITION

700 N. Water Street
Milwaukee, WIsconsin 53202

December 31, 1997